[G & J Letterhead]


                             ___________ __, 1998



Mission West Properties, Inc.
10050 Bandley Drive
Cupertino, CA 95014

Re:   Registration Statement on Form S-4
      Registration No. 333-52835

Ladies and Gentlemen:

We render this opinion in connection with the registration of 93,398,705 shares of common stock, $.001 par value per share (the "Common Shares"), of Mission West Properties, Inc., a Maryland corporation (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-4 (the "Registration Statement"), relating to the exchange of the Common Shares for shares of common stock of Mission West Properties, a California corporation ("Mission West-California"), in a merger entered into to effect a reincorporation of Mission West-California. We have examined such documents, records and matters of law as we have considered relevant. Based upon such examination, it is our opinion that the Common Shares, when issued and delivered in the manner and on the terms described in the Registration Statement, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Very truly yours,



Graham & James LLP